Exhibit 3.1

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

LIFEWATCH CORP.

                LifeWatch Corp. (the “Corporation”), a Corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

                FIRST:  The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware under the name “Card Guard America Inc.” on July 5, 2006. The Certificate of Incorporation has previously been amended and restated on October 26, 2006.

                SECOND:   Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”), this Second Amended and Restated Certificate of Incorporation amends and restates the provisions of the Amended and Restated Certificate of Incorporation of the Corporation.

                THIRD:  This Second Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors of the Corporation in accordance with Sections 242 and 245 of the DGCL.

                FOURTH: This Second Amended and Restated Certificate of Incorporation has been duly approved by the written consent of the stockholders of the Corporation in accordance with Sections 228, 242 and 245 of the DGCL.

                FIFTH: The Second Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:

ARTICLE I

                The name of the Corporation is LifeWatch Corp.

ARTICLE II

                The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III

                The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

                The Corporation shall have authority to issue shares as follows:

                20,000,000 shares of Common Stock, par value $0.01 per share. Each share of Common Stock shall entitle the holder thereof to one (1) vote on each matter submitted to a vote at a meeting of stockholders.

ARTICLE V

                The number of directors that constitutes the entire Board of Directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation. At each annual meeting of stockholders, directors of the Corporation shall be elected to hold office until the expiration of the term for which they are elected and until their successors have been duly elected and qualified; except that if any such election shall not be so held, such election shall take place at a stockholders’ meeting called and held in accordance with the DGCL.  Notwithstanding the foregoing provisions of this Article, each director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation, or removal.

ARTICLE VI

                The election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE VII

                To the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended, any director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated to the fullest extent permitted by the DGCL as so amended.

                Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of this Corporation’s Amended and Restated Certificate of Incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring, or any cause of action, suit or claim accruing or arising or that, but for this Article VII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE VIII

                Except as provided in Article VII above, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE IX

                                The Corporation elects not to be governed by Section 203 of the DGCL as from time to time in effect or any successor provision thereto.

                                IN WITNESS WHEREOF, LifeWatch Corp. has caused this Amended and Restated Certificate of Incorporation to be signed by the President and Chief Executive Officer of the Corporation on this              of                                      2007.

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